                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. _______)*


                       American Community Newspapers Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   02520T-10-3
            --------------------------------------------------------
                                 (CUSIP Number)

                                 March 31, 2008
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   /X/       Rule 13d-1(b)
   / /       Rule 13d-1(c)
   / /       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                     Page 1
                                   of 12 Pages

                                     SCHEDULE 13G

CUSIP NO. 02520T-10-3                                        Page 2 of 12 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Automated Trading Desk Financial Services, LLC
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                        South Carolina



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   2,601,605*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              2,601,605*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     2,601,605*




-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   15.1%*



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             BD


-------------------------------------------------------------------------------
* Assumes conversion/exercise of certain securities held.

                                     SCHEDULE 13G

CUSIP NO. 02520T-10-3                                        Page 3 of 12 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Automated Trading Desk, LLC
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   2,601,605*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              2,601,605*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     2,601,605*




-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   15.1%*



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC


-------------------------------------------------------------------------------
* Assumes conversion/exercise of certain securities held.

                                     SCHEDULE 13G

CUSIP NO. 02520T-10-3                                        Page 4 of 12 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Automated Trading Desk Holdings, Inc.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   2,601,605*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              2,601,605*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     2,601,605*




-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   15.1%*



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC


-------------------------------------------------------------------------------
* Assumes conversion/exercise of certain securities held.

                                     SCHEDULE 13G

CUSIP NO. 02520T-10-3                                        Page 5 of 12 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citigroup Acquisition LLC
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                    2,601,605*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              2,601,605*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     2,601,605*




-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   15.1%*



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC


-------------------------------------------------------------------------------
* Assumes conversion/exercise of certain securities held.

                                     SCHEDULE 13G

CUSIP NO. 02520T-10-3                                        Page 6 of 12 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citigroup Financial Products Inc.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                    2,601,605*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              2,601,605*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     2,601,605*




-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   15.1%*



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             CO


-------------------------------------------------------------------------------
* Assumes conversion/exercise of certain securities held.

                                     SCHEDULE 13G

CUSIP NO. 02520T-10-3                                        Page 7 of 12 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citigroup Global Markets Holdings Inc.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                    2,601,605*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              2,601,605*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     2,601,605*




-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   15.1%*



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC


-------------------------------------------------------------------------------
* Assumes conversion/exercise of certain securities held.

                                     SCHEDULE 13G

CUSIP NO. 02520T-10-3                                        Page 8 of 12 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citigroup Inc.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                    2,601,605*
                                                                              **

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              2,601,605*
                                                                             **

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     2,601,605*
                                                                             **




-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   15.1%*
                                                                             **


-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC


-------------------------------------------------------------------------------
*  Assumes conversion/exercise of certain securities held.
** Includes shares held by the other reporting persons.

Item 1(a).     Name of Issuer:

               American Community Newspapers Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               14875 Landmark Boulevard-Suite 110
               Addison, Texas 75254

Item 2(a).*    Name of Person Filing:

               Automated Trading Desk Financial Services, LLC ("ATD Financial") Automated Trading Desk, LLC ("ATD LLC")
               Automated Trading Desk Holdings, Inc. ("ATD Holdings")
               Citigroup Acquisition LLC ("Citi Acquisition")
               Citigroup Financial Products Inc. ("CFP")
               Citigroup Global Markets Holdings Inc. ("CGM Holdings") Citigroup Inc. ("Citigroup")

             * In accordance with the Securities and Exchange Commission
               Release No. 34-39538 (January 12, 1998), this filing reflects securities beneficially owned by Citigroup, a holding company for a global financial services group, on behalf of itself and its subsidiaries, excluding the Old Lane Partners ("Old Lane") business. Old Lane, its executive officers and directors and its direct and indirect subsidiaries may beneficially own securities of the Company, and such securities are not reported in this filing. Citigroup (other than Old Lane) disclaims beneficial ownership of securities beneficially owned by Old Lane, and Old Lane disclaims beneficial ownership of the securities reported herein.

Item 2(b).     Address of Principal Office or, if none, Residence:

               The address of the principal office of each of ATD Financial, ATD LLC and ATD Holdings is:

               11e Wall Street
               Mt. Pleasant, SC 29464

               The address of the principal office of each of CFP and CGM Holdings is:

               388 Greenwich Street
               New York, NY 10013

               The address of the principal office of Citi Acquisition and Citigroup is:

               399 Park Avenue
               New York, NY 10043

Item 2(c).     Citizenship or Place of Organization:

               ATD Financial is a South Carolina corporation.

               CGM Holdings is a New York corporation.

               ATD LLC, ATD Holdings and Citi Acquisition are chartered in Delaware.

               CFP and Citigroup are Delaware corporations.

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               02520T-10-3

                                     Page 9
                                   of 12 Pages

Item 3. If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is a(n):

             (a)  [X] Broker or dealer registered under Section 15 of the
                      Act (15 U.S.C. 78o);

             (b)  [ ] Bank as defined in Section 3(a)(6) of the Act
                      (15 U.S.C. 78c);

             (c)  [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

             (d)  [ ] Investment company registered under Section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8);

             (e)  [ ] Investment adviser in accordance with Section
                      240.13d-1(b)(1)(ii)(E);

             (f)  [ ] Employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

             (g)  [X] Parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

             (h)  [ ] Savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

             (i)  [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

             (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.   Ownership. (as of March 31, 2008)

          (a)  Amount beneficially owned: See item 9 of cover pages

          (b)  Percent of class: See item 11 of cover pages

          (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:

                  (ii)  Shared power to vote or to direct the vote:

                  (iii) Sole power to dispose or to direct the disposition of:

                  (iv)  Shared power to dispose or to direct the disposition of:


                  See Items 5-8 of cover pages


                                     Page 10
                                   of 12 Pages

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          ATD LLC is has a majority interest in ATD Financial. ATD Holdings has a majority interest in ATD LLC. Citi Acquisition has a majority interest in ATD Holdings. CFP holds a majority interest in Citi Acquisition. CGM Holdings is the sole stockholder of CFP. Citigroup is the sole stockholder of CGM Holdings.

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.



                                     Page 11
                                   of 12 Pages

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 10, 2008

                      AUTOMATED TRADING DESK FINANCIAL SERVICES, LLC


                      By: /s/ Steve Keltz
                         --------------------------------------------
                         Name:   Steve Keltz
                         Title:  Secretary



                      AUTOMATED TRADING DESK, LLC


                      By: /s/ Steve Keltz
                         --------------------------------------------
                         Name:  Steve Keltz
                         Title: Secretary



                      AUTOMATED TRADING DESK HOLDINGS, INC.


                      By: /s/ Steve Keltz
                         --------------------------------------------
                         Name:  Steve Keltz
                         Title: Secretary



                      CITIGROUP ACQUISITION LLC


                      By: /s/ William H. Wolf
                         --------------------------------------------
                         Name:  William H. Wolf
                         Title: President



                      CITIGROUP FINANCIAL PRODUCTS INC.


                      By: /s/ Riqueza V. Feaster
                         --------------------------------------------
                         Name:  Riqueza V. Feaster
                         Title: Assistant Secretary



                      CITIGROUP GLOBAL MARKETS HOLDINGS INC.


                      By: /s/ Riqueza V. Feaster
                         --------------------------------------------
                         Name:  Riqueza V. Feaster
                         Title: Assistant Secretary




                      CITIGROUP INC.


                      By: /s/ Riqueza V. Feaster
                         --------------------------------------------
                         Name:  Riqueza V. Feaster
                         Title: Assistant Secretary


                                     Page 12
                                   of 12 Pages

                          EXHIBIT INDEX TO SCHEDULE 13G
                          -----------------------------



EXHIBIT 1
---------

Agreement among ATD Financial, ATD LLC, ATD Holdings, Citi Acquisition, CFP, CGM Holdings and Citigroup as to joint filing of Schedule 13G